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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

 Filed by the Registrant [X]
 Filed by a Party other than the Registrant [_]

 Check the appropriate box:
     [_]   Preliminary Proxy Statement     [_] Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [_]   Definitive Proxy Statement
     [X]   Definitive Additional Materials
     [_]   Soliciting Material Under Rule 14a-12

                                 SPYGLASS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

             [X]  No fee required.

             [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                 and 0-11.

             (1) Title of each class of securities to which transaction applies:

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             (2) Aggregate number of securities to which transaction applies:

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             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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             (4) Proposed maximum aggregate value of transaction:

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             (5) Total fee paid:

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             [_] Fee paid previously with preliminary materials:

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             [_] Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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             (1) Amount previously paid:

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             (2) Form, Schedule or Registration Statement No.:

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             (3) Filing Party:

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             (4) Date Filed:

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[DESCRIPTION OF GRAPHICS: The corporate logos of both OpenTV and Spyglass appear in the center of the cover page. The corporate logos are encircled by eight different images. Beginning at the 12 o'clock position on the circle, directly above the corporate logos, the image of a television screen containing images enabled by OpenTV technology appears. Moving clockwise around the circle from the 12 o'clock position, the following images appear: a right profile view of a television set with a blank screen; a television screen containing images enabled by OpenTV technology; a right profile view of a satellite dish; a television screen containing images enabled by OpenTV technology; a cluster of three different cellular telephones; a television screen containing images enabled by OpenTV; and, finally, a cellular telephone. Each of these surrounding images is connected by a dotted line to one smaller circle around the corporate logos in the center of the page. The text "OpenTV and Spyglass Building the Software Platform of the Future" appears at the bottom center of the cover page.

On the second page, a band of blue color appears across the top of the page with the names "Sony", "Casio", "Galaxy LA I", Image Wireless Communications", "Multichoice", "Motorola", "CMI Worldwide", "Austar", "Senda Sweden", "Free Universe Network", "E-Vision", and "Sky New Zealand" appearing inside the band. Below the band, on the right-hand side of the page, a circular image of a television set displaying images on its screen enabled by Spyglass technology and a set-top box appears. At the bottom of the page on the left-hand side a circular image titled "eMail" appears. To the right of this image, the words, "A Comprehensive Solution" appear. To the right of those words, the image of the end of an antenna on a satellite dish appears. In the center of the page, the following text appears:]

OpenTV software has been shipped with or installed in more than 7.8 million digital set-top boxes worldwide

On March 26, 2000, OpenTV and Spyglass announced the signing of a definitive merger agreement. The merger of these two organizations would bring together a leading worldwide provider of software that enables digital interactive television with a leading provider of Internet software and services for the interactive television and wireless communications markets. The combined company would provide a comprehensive solution to cable and satellite television network operators, broadcasters, wireless operators and manufacturers around the world as they face the challenge of moving from conventional, narrowband broadcasting to broadband interactivity.

OpenTV software has been shipped with or is now installed in more than 7.8 million digital set-top boxes worldwide. To date, twenty-nine television network operators in over twenty countries, along with twenty- nine digital set-top box manufacturers have selected OpenTV software solutions. With the inclusion of Spyglass technologies and services, the combined organization would have a leadership position in delivering applications and services that leverage the content, communications and commerce capabilities of the Internet.

Vote "Yes!"
By supporting the merger of Spyglass and OpenTV, you will help create an entity that would be capable of delivering an end-to-end interactive platform for enhanced television--which can be extended to provide applications and services to wireless devices.

We are seeking your support of the combination of the companies and ask that you join with the boards of directors of both companies in the approval of this merger. Your vote is very important, and whether or not you plan to attend the special stockholder meeting, please vote today to make sure your shares are represented. We urge you to read the joint proxy statement/prospectus which contains important information relating to the merger.


Please read the joint proxy statement/ prospectus and vote "Yes" today by mailing the enclosed proxy card or voting instruction form as soon as possible. Remember, by not voting, Spyglass stockholders are effectively voting against the merger, so please take the time to vote today!

[DESCRIPTION OF GRAPHICS: On the third page, a band of blue color appears across the top of the page with the names "Thomson", "Nokia", "Telia Infomedia Television", "Echostar/Dish Network", "Philips", Aether Technologies", "LG Electronics", "Seiko Epson", "Toshiba", "Microsoft", "IBM" and "Telecruz" appearing inside the band. At the bottom of the page on the left-hand side the image of a satellite dish appears. In the center of the page the following text appears:]

Growth Opportunities Worldwide for Interactive Television and Wireless Products and Services Industry analysts worldwide covering the interactive television market are predicting strong growth in advertising, commerce and subscription services, as well as overall shipments of personal video recorders and digital set-top boxes. According to Forrester Research, interactive television services will generate $11 billion in advertising, $7 billion in commerce, and $2 billion in subscription revenues by 2004. According to the wireless research firm Ovum, it is anticipated that nearly 6 million people will access the Internet via wireless technology this year, with this number expected to increase to 484 million by 2005. Revenues for wireless e-commerce services are anticipated to reach $83 billion by 2003.

What Does This Mean for OpenTV and Spyglass?


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By joining forces, the combined company would be capable of delivering an end-to- end interactive platform for enhanced television, which can be extended to provide applications and services to wireless devices. The combined company would be able to offer a comprehensive solution to cable and satellite network operators, broadcasters, wireless operators and manufacturers around the world. In addition, the merger would provide each company with access to the other's customer base, would establish an experienced professional services organization, and would provide opportunities for accelerated revenue growth both within the United States and internationally.

The Momentum Continues
There have been some very strategic and important announcements that have taken place over the past few months, including OpenTV's successful port of its digital interactive television operating system to the Motorola DCT-2000 (formerly General Instrument), the United States' most widely deployed digital set-top terminal currently in more than five million North American homes. The DCT-2000 is being deployed by some of the leading cable operators in North America including AT&T/TCI, Charter, Comcast and Cox. We believe this partnership can immediately deliver to U.S. cable operators a cost-effective, proven and ready-to-deploy television software solution. Spyglass also recently announced its latest release of Device Mosaic, establishing a new benchmark in interactive television software.

As you can see, the momentum continues to grow for both of these world-class organizations. We encourage you to vote along with the management and boards of directors of the two organizations in favor of this very strategic merger.

The technologies, the expertise and the people are expected to propel the combined company to achieve increased market share and penetration in key markets, with key customers and strategic alliances. We believe that this strategic combination will create a major platform company.

/s/ Martin Leamy
Martin Leamy
President and Chief Operating Officer
Spyglass, Inc.

/s/ Doug Colbeth
Doug Colbeth
Chairman of the Board and Chief Executive Officer
Spyglass, Inc.

[DESCRIPTION OF GRAPHICS: On the fourth page, a band of color appears across the top of the page. Below the band, in a column on the left-hand side of the page, the following text appears, the first sentence of which is highlighted in yellow:]

This brochure is not a substitute for the joint proxy statement/prospectus. Statements in this brochure about the future prospects of the combined company are forward-looking statements and are subject to risks and uncertainties that you should consider because they could materially affect the combined company's future prospects. These risks and uncertainties include the failure of the combined company to realize anticipated benefits of the merger, fluctuating market prices that could cause OpenTV's stock value to be less than the current OpenTV or Spyglass stock value, and the failure of the combined company to retain employees or sustain revenue growth rates. For a detailed discussion of the risks and uncertainties related to the merger, please read the joint proxy statement/prospectus, including the sections called "Risk Factors," "Spyglass' reasons for the merger" and "OpenTV's reasons for the merger," which discuss the challenges OpenTV will face in integrating the Spyglass business and other potential adverse consequences.

This joint proxy statement/prospectus is available for free at the SEC's


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website at http://www.sec.gov, or at prescribed rates from the Public Reference
Section of the SEC by calling 1-800-732-0330.

[The following sentence is highlighted in yellow.] PLEASE READ THE JOINT PROXY STATEMENT/ PROSPECTUS (INCLUDING THE SECTIONS CALLED "RISK FACTORS," "SPYGLASS' REASONS FOR THE MERGER" AND "OPENTV'S REASONS FOR THE MERGER"), WHICH CONTAINS IMPORTANT INFORMATION. REQUESTS FOR DOCUMENTS RELATING TO SPYGLASS, INC. SHOULD BE DIRECTED TO:

Spyglass, Inc.
Attn: Investor Relations
1240 East Diehl Road
Naperville, Illinois  60563
1-800-647-8901

The SEC maintains a website that contains reports, proxy statements and other information regarding both companies. The address of the SEC website is http://www.sec.gov.

[DESCRIPTION OF GRAPHICS: The following text appears side-by-side in a column on the right-hand side of the page, with the text under the heading "Spyglass" appearing on the left side of the column and text under the heading "OpenTV" appearing on the right of the column. The column is super-imposed over the word "Customers". At the bottom of the page, below the column, the corporate logos of Spyglass and OpenTV appear side-by-side.]

Spyglass

Aether Technologies
CMI Worldwide
FUJITSU @NIFTY
GTE
IBM
LG Electronics
Microsoft
Motorola
MyWay.com
NEC
Netpliance
Nokia
OPENBASE
Philips
ROCKWELL COLLINS
Seiko Epson
Sony
Tektronix
Telecruz
TELENOR MOBILE
Thomson
TIVO
Toshiba
Worldgate

OpenTV
(partial list)
Austar



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BSkyB
Casema Kabel
CBSat
EchoStar/DISH Network
E-Vision
FOXTEL
France Telecom Cable
Free Universe Network
Galaxy LA I
MediaKabel
MultiChoice
Noos
Pacific Digital Media CORP.
PrimaCom AG
Quiero Television SA
Senda Sweden
Shaw Communications
Sky New Zealand
Stream S.P.A.
Teleon Turkey
Television par Satellite (TPS)
Telia InfoMedia TeleVision
Via Digital